UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Hudson Global, Inc.

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Dear colleagues,

Today we announced our fourth quarter and full year 2017 global results. We continue to perform well with growth in revenue, gross margin and profitability across all product lines and in almost every country. In the fourth quarter, revenue increased 16% in constant currency, gross margin was up 9% year on year, Adjusted EBITDA was $1.9M, plus we generated $6M in positive cash flow.

Looking at our performance in the full year 2017, we grew revenue by 8%. Gross margin was up 7% with growth in every region and every service offering. Recruitment gross margin grew 9% while RPO grew 4% and Talent Management grew 3%. Adjusted EBITDA of $6.9M was over $8M better than 2016.

We are very pleased with our improved performance in 2017, and I thank all our employees for their hard work and dedication.

As we enter March, we have a busy month and many changes ahead. On the strategic front, we filed our definitive proxy statement with the SEC on February 13 and have scheduled a Special Meeting of shareholders on March 20 to obtain approval for the sale transactions, which we expect to close at the end of March. I want to commend each of you for your hard work and diligence during this process. I encourage each of you to continue to focus on delivering excellent service to your clients and candidates.

Kind regards,

Stephen Nolan
Chief Executive Officer